                                                                   EXHIBIT 10.31

                               (Rev.R5 mod.10-26)

                         DISTRIBUTION AGREEMENT BETWEEN
                CELL ROBOTICS, INC. AND CALIFORNIA CALTECH, INC.

This AGREEMENT is made on JULY 8TH OF 2002, by and between CELL ROBOTICS, INC., a corporation organized under the laws of the State of New Mexico, having its principal place of business at 2715 Broadbent Parkway, NE, Albuquerque, New Mexico 87107, U.S.A. (hereinafter referred to CRI) and CALIFORNIA CALTECH, INC., a corporation organized under the laws of the State of California, having its principal place of business at 433 Cheryl Lane, City of Industry, CA 91789 (hereafter referred as CALTECH or "DISTRIBUTOR"), both also referred hereafter as a "PARTY" or together as the "PARTIES".

THE PARTIES HERETO AGREE AS FOLLOWS:

1.0      APPOINTMENT

1.1 Subject to the limitations contained in this AGREEMENT, CELL ROBOTICS hereby appoints CALTECH as the exclusive DISTRIBUTOR for the LASETTE series (Laser Finger Perforator) and its accessories and consumables, as well as for the (future) modified LASETTE for BABYHEEL STICK and its accessories, hereinafter referred to as "PRODUCTS" in the PEOPLES REPUBLIC OF CHINA, including HONG KONG and MACAO (hereinafter referred to as "TERRITORY") If both parties so agree, the AGREEMENT could be extended to some China's BORDER Countries. In the meantime, as long as CRI do not withdraw such permit, DISTRIBUTOR is authorized to market the products in VIETNAM

1.2 CRI's sales of its PRODUCTS to United States government, international aid agencies outside China, such as United Nations agencies, which may then place (partially or totally) these PRODUCTS in the TERRITORY, incur in no obligation to the DISTRIBUTOR, if not expressly agreed otherwise, but CRI WILL notify the DISTRIBUTOR before the sales contracts are signed . In case that the complete set of after-sales services (one year warranty) is required from CALTECH, than a fee 6% of the net value invoiced by CRI for the corresponding products (complete orders) will be paid to the DISTRIBUTOR, the fee ARE payable upon the signature of the service contract related.

1.3 CRI and DISTRIBUTOR agree to act as indicated below if the following export situations should occur:

         a) To any inquiries or orders from within or outside the TERRITORY, which are intended to ship into the TERRITORY, CRI will not quote or sell. CRI will refer all those inquiries or intended orders to DISTRIBUTOR, except when 1.2 applies, but in the latter case, as far the fact is known, CRI AS STATED IN
                  1.2. will inform DISTRIBUTOR.

         b) If CRI and/or DISTRIBUTOR detect any unauthorized shipments and sales of the PRODUCTS to the TERRITORY, CRI shall inform DISTRIBUTOR and the foreign buyer that CRI is stopping the sales of the PRODUCTS to that buyer, request that buyer to stop selling PRODUCTS in the TERRITORY, and notify him that CRI and or DISTRIBUTOR will not provide any warranty and other services for the already purchased PRODUCTS (including consumables). DISTRIBUTOR will also notify its customers that no warranty nor liability whatever will apply to LASETTES if used with non-CRI-approved consumables

2.0      DISTRIBUTOR'S ACTIVITIES AND RESPONSIBILITIES

2.1 DISTRIBUTOR shall diligently promote the sale of CRI's PRODUCTS in the TERRITORY, maintain at all times a sales and office force adequate to meet market needs. DISTRIBUTOR shall also: submit to CRI quarterly sales reports that include

         - updated purchase sales forecasts, pricing information, distribution channels used as well also, customer general characteristics and claims, etc.

         - if not agreed otherwise, pay shipping charges, forwarding and handling charges, custom duties, taxes, storage and all other charges on all shipments of PRODUCTS from CRI, and cover the same with adequate insurance, and all money received under such insurance shall be used to replace such parts; furnish to the CRI from time to time such reports, information and data as CRI may reasonably request,

         - information about the appearance of counterfeits and countermeasures taken.

2.2 Orders shall be placed by the DISTRIBUTOR, if not advised otherwise, to CRI's office in Albuquerque, New Mexico {today's fax number (505) 344-8112}. DISTRIBUTOR must specify shipping terms and conditions clearly, which shall be confirmed by Fax to DISTRIBUTOR before shipment. Shipments shall be ex-factory Albuquerque, New Mexico if not agreed otherwise (shipping additional).

2.3 DISTRIBUTOR shall not divulge any confidential information with respect to CRI's business except as may be necessary to carry on its activities under the AGREEMENT, nor shall CRI with respect to ASHER. The provision shall not apply to any information that is placed into the public domain by persons or organizations other than DISTRIBUTOR. This obligation shall survive any termination or expiration of this AGREEMENT.

2.4 All expenses incurred by DISTRIBUTOR for the sale of PRODUCT in the TERRITORY are to be paid by DISTRIBUTOR.

2.5 DISTRIBUTOR shall not remove, change or add to labels associated with the PRODUCTS except with prior written approval of supplier. Neither party shall have rights under this AGREEMENT to any trademarks or trade names of the other party. Neither party shall use the other party's trademarks or trade names without the prior written consent of the other. DISTRIBUTOR agrees to use advertisements and promotional material containing CRI's trademarks only after prior written approval of CRI. DISTRIBUTOR agrees that CRI shall own the copyright in any advertising and promotional material given to DISTRIBUTOR by CRI and all translations, and DISTRIBUTOR shall so mark all such materials. CRI agrees that DISTRIBUTOR shall own the copyright in any advertising and promotional material given to CRI by DISTRIBUTOR and all translations, and CRI shall so mark all such materials Nevertheless, CRI could use freely such material in other Chinese speaking countries.

2.6 DISTRIBUTOR shall make use of all its resources (including the legal actions) and influence to stop the production, marketing, sales or export by third parties of counterfeits or copies of the PRODUCTS and notify immediately CRI if such events occur or are suspected to occur unless such events are authorized by CRI in accordance with the DISTRIBUTOR.

2.7 DISTRIBUTOR shall submit to CELL ROBOTICS within 30 days of the effective date of this Agreement and availibility of the government permits for the PRODUCTS a projected sales forecast for the next twelve
         (12) months following the effective date of this AGREEMENT, and continue to submit yearly updates based on the DISTRIBUTOR's realistic marketing information. The forecast will be revised by CRI and eventually modified by mutual agreement. This forecast will not be binding during the first three

         (3) year validity of the agreement, but both parties will provide their best efforts to comply with its goals. Nevertheless, if in the first 18 months after availability of the Government Permits results should be strongly below reasonable forecasts, CRI reserves the right to terminate or modify the Agreement. After said 3 years the PARTIES will agree on the future procedure before extending the contract term.

2.8      DISTRIBUTOR further agrees to do all of the following:

         a. Assign IMMEDIATELY at least one person inside his territory who shall be responsible for the sales, applications support and service management of CRI's PRODUCTS. Presently these persons are Mr. REN FENG AND MS. WEI YU ZHUANG CALTECH must have in his associated Chinese office a person able to write, read and reasonably speak English, to communicate adequately with CRI

         b. After an initial sales and service training that shall be mostly provided by CRI (see 3.2 below), ensure at DISTRIBUTOR's own expense the availability of trained sales and service staff for effective marketing of CRI's PRODUCTS in the TERRITORY, the training course being a contractual obligation

         c. Apply for and take all reasonable steps to obtain or have obtained PRODUCT clearance validation as may be required by agencies in the TERRITORY in respect of CRI's PRODUCTS, and, in such event that the parties may agree to add further PRODUCTS, to take such action in respect of these further PRODUCTS. The parties will agree regarding the payment of THE GOVERNMENT fees for any necessary registration and clearance validations in the TERRITORY of THE LATTER products. The Original Certificate for the LASETTE, issued by the Chinese Health Authorities at the name of CRI will be handed over by CRI to DISTRIBUTOR.

         d. DISTRIBUTOR shall be responsible for the correct instructions to the customers for all instrument operations that follow the sales and service training. This includes the warning to the customers that incorrect use of the consumables and resale of PRODUCTS to outside the TERRITORY leads to the loss of Warranty, liability and Post-Sales services. This apply particularely to the CRI-unauthorized use of multi-use disposables in Hospital and similar facilities and the use of the LASETTE without or with counterfeit and/or not CRI-authorized disposables.

3.0      CELL ROBOTICS' ACTIVITIES AND RESPONSIBILITIES

3.1 Each CRI's quoted instrument price on Cell Robotics PRODUCTS shall include an: a) Eighteen (18) month warranty on parts from the date of shipment to DISTRIBUTOR, or b) Twelve (12) months from the date of delivery to the final customer, whichever occur first. .

         Any necessary shipment of parts due to the Warranty to DISTRIBUTOR's country or other agreed-upon site is included (Local duties/taxes are the responsibility of the DISTRIBUTOR). DISTRIBUTOR is responsible for shipping damaged parts to the Albuquerque, New Mexico office of CRI , but the latter only if CRI asks so specifically.

3.2 As soon as possible after AGREEMENT signature DISTRIBUTOR will organize in CHINA a training technical and marketing seminar for its own and SUBCONTRACTOR (eventually also customers) employees involved with the PRODUCTS. CRI will send for a reasonable agreed time one highly qualified Instructor. CRI will pay the airfare for the instructor, CALTECH will cover all his adequate staying costs in China as well as any other related Chinese costs, including the provision of a qualified translator able to cover this type of events.

         In due time, DISTRIBUTOR shall send a qualified technician to CRI facilities in ALBUQUERQUE to be trained at interior reparations of the LASETTE, replacement of the plastic shall and recalibration. WHEN so agreed, CALTECH would pay the airfare and CRI the staying costs in ALBUQUERQUE

3.3 CRI shall fill with all reasonable promptness all orders from DISTRIBUTOR accepted by CRI

3.4      PRICE LIST: See attachment No.2, to be regularly updated.

3.5 With respect to government tenders or bids where the manufacturer is requested by customer to quote directly (which should be generally avoided) DISTRIBUTOR shall follow the instructions of CRI in connection with each tender or bids for which DISTRIBUTOR seeks confirmation of PRODUCT availability or price protection. DISTRIBUTOR will inform CRI of any government tenders or bids where DISTRIBUTOR would like special compensation from CRI. CRI reserves the right of refusal to participate in such bids.

3.6 CRI shall use all reasonable efforts to fill with promptness any accepted order of DISTRIBUTOR but shall have no responsibility to DISTRIBUTOR by reason of any delay or failure to deliver caused by components shortages, transit accidents, strikes, acts of God, severe weather, or other events beyond the control of CRI. In the event that CRI fails to deliver PRODUCTS to DISTRIBUTOR's designed site on the agreed upon sHIPPING date(s), with a reasonable tolerance, DISTRIBUTOR COULD DELETE THE ORDER..

3.7 CRI shall assign at least one person who shall be responsible for the orders, sales, application support and service management of DISTRIBUTOR's account, I.E. PRESENTLY MS. IRENE HO. CRI shall provide regular technical and marketing updates plus technical assistance from it headquarters.

3.8 If not agreed otherwise, CRI will not accept return of any of its PRODUCTS except for the results of warranty or malfunction following article 3.1. (or when a wrong product was delivered).

3.9 CRI shall use its best efforts to give DISTRIBUTOR ninety (90) days written notice of PRODUCTS new models and/or discontinuation. CRI shall offer spare parts for such discontinued PRODUCTS for two (2) years after the date of discontinuation. DISTRIBUTOR will place orders for such parts at least one hundred and twenty (120) days prior to the expiration of the two year period

3.10 CRI shall provide any and all readily available artwork used normally in the production of its promotional material upon request by DISTRIBUTOR, free of charge, and also a reasonable quantity of promotional and marketing material in English language during the period in which the translations indicated below are not ready, upon request of the DISTRIBUTOR. DISTRIBUTOR will provide all translations into the languages needed in the TERRITORY and obtain CRI's approval before final printing. CRI will have the right to use these translations in other countries.

3.11 CRI may, at its discretion, share costs and expenses with DISTRIBUTOR in the participation in trade shows and other promotional activities. It is understood (pursuant to Article 2.4 of this agreement) that such activities only are referred to international or regional trade shows held in the TERRITORY in which potential customers from outside of the TERRITORY may attend.

3.12 CRI shall not discuss distribution price in the TERRITORY with any other people except for DISTRIBUTOR's assigned persons, i.e. presently HENRY Y. HAU. CRI shall not do business directly with any employees and/or subsidiaries, business partners and distributors which are involved in distributing the PRODUCTS in the TERRITORY during the term of this AGREEMENT and for TWELVE (12) months following its expiration or termination, if the PARTIES do not agree otherwise.

3.13 The PRODUCTS supplied by CRI, once approved by the TERRITORY's authorities basing on permit requests filed by DISTRIBUTOR after the present Agreement is signed, will comply with the applicable TERRITORY's standards. If in the future these standards change, distributor will notify CRI immediately. . CRI will execute all the reasonable steps to comply with said changes, but in the improbable case that this should not be possible, this will be considered FORCE MAJEURE and therefore CRI will not have responsibility to DISTRIBUTOR .

         CRI will provide the original LASETTE certificate to Caltech after the agreement is signed (SEE 2.8.C)

3.14 CRI agrees to indemnify and hold harmless DISTRIBUTOR from any and all liability, suits, and claims, whether administrative, judicial, by arbitration or otherwise, brought against DISTRIBUTOR based upon alleged design or manufacture defects or CRI's PRODUCTS that CRI provides under or pursuant to the AGREEMENT. Each party will notify the other as soon as possible of any suit or other proceeding, or threat thereof, which relates or may relate to the subject of these indemnification provisions. Each party will further indemnify and hold the other party harmless from all liability, suits and claims for injuries and property damages caused by the negligence of the other party, its agents and employees.

4.0      DELIVERY

4.1 Delivery of CRI shall be ex-factory at CRI's facility, unless agreed otherwise.

5.0      PAYMENT

5.1 If not agreed and/or otherwise stated for payment of shipments shall be 100% against irrevocable letter of credit. This letter of credit ("L/C") must:

         a. Be issued or confirmed by a mutually acceptable US - commercial bank or registered US subsidiary of such a bank, to be advised to a CRI designated bank.

         b.       Allow partial shipment and transshipments.

         c. Be payable against commercial invoice and receipt issued by the DISTRIBUTOR-designed transport company or, if the goods are not retrieved, against copy of fax (or letter with receipt stamp or signature) with CRI advising the DISTRIBUTOR that goods are ready for transport, plus CRI affidavit that they were not retrieved within 15 days of the date of before mentioned advise.

         D. ALL L/C RELATED FEES AND CHARGES TO BE PAID BY DISTRIBUTOR, EXCEPT THE ADVISING AND NEGOTIATING CHARGES OF THE US-BANK(S), TO BE PAID BY CRI.

5.2. If the purchase order includes deliveries to be shipped more than 60 days after order date, an advance payment of 20% is required and the balance against L/C as above.

5.3. In case the merchandise can be delivered out of existing CRI stock, the payment could be 100% by direct transfer against invoice and copy (including Waybill) of the couriered OR FAXED advise by CRI to the DISTRIBUTOR stating that the goods are ready for retrieval by DISTRIBUTOR's designated forwarder.

5.4      If so agreed, payment as 5.3 could be applied for any other case.

5.5 Middle term, not applicable immediately, CRI and DISTRIBUTOR could agree delayed payment for the PRODUCTS, which conditions would be also agreed. This with the object to be able to quote better payment conditions to end-consumers

6.0      WARRANTY

6.1 CELL ROBOTICS shall give its limited instrument warranty as mentioned in 3.1. as follows:

         For an instrument which is found to be faulty during the period specified under 3.1. by the end-customer and this fact verified by DISTRIBUTOR, or solely by the DISTRIBUTOR if not yet delivered to the former, upon confirmation to CRI's satisfaction that the fault is not due to damage in transit, mishandling or verifiable non-observance of the operating instructions (see also 3.1.), CRI shall replace or repair the instrument and ship it, if not agreed otherwise, to DISTRIBUTOR designated address in the USA, crediting 30% of the LASETTE price as indicated in the PRICE LIST to cover the Import costs and CRI will cover all shipping costs.

         Once DISTRIBUTOR has put in place duly trained technical personnel, when a customer claims the malfunction of a certain instrument, one of the duly trained persons will issue a certificate stating that no sign of mistreatment nor misuse can be noted and state the details of the malfunction. If so, CRI will accept the claim

6.2 CRI gives no other warranty either express or implied. Any warranty that might be implied in law shall expire within the period of the express warranty. In no event shall CRI be responsible for remote or consequential damages As an alternative to above, at DISTRIBUTOR's choice, if and from the moment on DISTRIBUTOR accepts to take on his own account any future warranty claim by his customers (other than faults due to design of the instrument), CRI would deliver to DISTRIBUTOR, without further cost, an additional quantity of LASETTES equal to 5% of each order.

6.3 THE PARTIES WILL ALSO AGREE BY A MUTUALLY SIGNED FUTURE SEPARATE DOCUMENT TO COMPLETE THE WARRANTY, REPARATION AND CLAIM CONDITIONS AND PROCEDURES, AND EVENTUALLY SUBSTITUTE PARTIALLY OR TOTALLY ABOVE MENTIONED CONDITIONS AND PROCEDURES.

7.0      NON - AUTHORIZATION

7.1 In case that further authorities authorization for present or future products is required, if Distributor is not able to obtain such in a reasonable time to be agreed, the affected products could be disincorporated from the Agreement by CRI.

7.2 DISTRIBUTOR shall attend to any official notification or registration of this contract at its expense, including translation, and shall advise CRI of full particulars of same.

8.0      DURATION

8.1 Unless sooner terminated as set forth within (see also but not only 2.7.), this AGREEMENT shall remain in full force and effect for an initial period of THREE(3) years from its effective date. Provided the PARTIES can agree so 6 month before expiration, the AGREEMENT may be extended for additional 2 year periods. If for any reason the business relations between the PARTIES to this AGREEMENT shall continue without formal written renewal, such continuance shall not be deemed a renewal or extension and DISTRIBUTOR's appointment shall be subject to termination upon six months written or telegraphic notice by either PARTY to the other. In all other respects the terms and conditions would be identical to those previously agreed to in writing, if not agreed otherwise.

8.2 Should either PARTY at any time during the period of this AGREEMENT discontinue business, be adjudged bankrupt, have a Receiver appointed in respect of its assets, or make a general assignment for the benefit of creditors, then in such event either PARTY may at its option, terminate this AGREEMENT by giving the other PARTY thirty (30) days notice in writing.

8.3 Should DISTRIBUTOR at any time during the period of this AGREEMENT fail to meet and incur in a serious breach of the agreed upon provisions of this AGREEMENT, then CRI shall first warn DISTRIBUTOR in writing and than may at its option terminate this AGREEMENT by giving thirty (30) days notice in writing to DISTRIBUTOR, except that if DISTRIBUTOR shall correct and/or compensate the breach or default within the notice period, this AGREEMENT shall remain in force.

8.4 Should CRI at any time during the period of this AGREEMENT fail to meet and incur in a serious breach to of the agreed upon provisions of this AGREEMENT, then DISTRIBUTOR shall first warn CRI in writing and than may at its option terminate the AGREEMENT by giving thirty
         (30) days notice in writing to CRI, except that if CRI shall correct and/or compensate the breach of default within the notice period, this AGREEMENT shall remain in force.

8.5 Neither PARTY shall be liable to the other because of the termination or non-renewal of this AGREEMENT, for compensation, reimbursement or damages on account of the loss of commission on anticipated order, present or prospective, or on account of expenditures, investments, leases or commitment in connection with the business or for any other reason. CRI shall, subject to other terms and conditions of this AGREEMENT, honor paid orders transmitted to CELL ROBOTICS prior to termination or expiration.

8.6 Upon the termination or expiration of this AGREEMENT, both PARTIES shall immediately cease using all advertising matter and other printed matter in it possession or under its control containing any of the trade names or trademarks of the other party whether or not registered in the TERRITORY with the exception that DISTRIBUTOR may continue to use these materials to promote the sale of its remaining inventory of the PRODUCTS until it has been sold. CRI will provide, within reasonable constraints and as far as possible, authorization and assistance for DISTRIBUTOR to sell its remaining inventory and if asked so, if possible, assign DISTRIBUTOR<180>s remaining inventory to the new distributor. Both PARTIES agree not to do business under or use any of the other Party TRADEMARKS' trademark or trade names as part of its company name during the term of this AGREEMENT or following its expiration or termination.

9.0      NO AGENCY

9.1 The relationship of DISTRIBUTOR to CRI is that of an independent contractor. Nothing contained in this AGREEMENT shall be deemed to authorize or empower DISTRIBUTOR, its agents or employees, to act as agent for CRI or conduct business in the name, or for the account of CRI, or otherwise bind it in any manner except as provided herein. DISTRIBUTOR shall, in particular, have no power to act in the name of CRI by agreeing to terms and conditions of sales and closing sales transaction.

10.0     NON-ASSIGNABLE AGREEMENT AND EVENTUAL FUSIONS AND MERGERS

10.1 This AGREEMENT is exclusive to DISTRIBUTOR and non-assignable and non-transferable, except when CRI expressly authorize so in written form. Any attempt by DISTRIBUTOR to assign or transfer rights or obligations under this AGREEMENT without written assent by CRI shall be a breach by DISTRIBUTOR. This prohibition shall extend to any transfers of ownership, sales of interest, or withdrawal or death of a proprietor or partner. In the event ownership of any controlling shareholder of DISTRIBUTOR changes, DISTRIBUTOR shall promptly notify CRI, and CRI may then terminate this AGREEMENT upon notice..

11.0     MISCELLANEOUS

11.1 All notices under this AGREEMENT shall be in writing. If to CRI, it shall be sufficient for all purposes if delivered in person or sent by courier or registered mail to: 2715 Broadbent Parkway, NE, Albuquerque, New Mexico 87107 U.S.A. If to DISTRIBUTOR, it shall be sufficient if delivered in person or sent by courier or registered mail to DISTRIBUTOR office in the U.S.A. as stated before..

         A different address may be used by either party, provided that it has been specified in a notice to the other.

11.2 CELL ROBOTICS, with the advise of DISTRIBUTOR, shall provide all non-territorial documents and information required by DISTRIBUTOR to import the PRODUCTS to the TERRITORY CRI will as also provide the formal certificate of the sole distributorship in Chinese market for Caltech use

11.3 The headings used herein are for ease of reference only and not to be used in interpretation or construction of this AGREEMENT.

11.4 The provisions of this AGREEMENT shall not be extended, varied, changed, modified or supplemented other than by AGREEMENT in writing signed by both CRI and DISTRIBUTOR. There are no terms or conditions, representations or understandings except as set forth within this AGREEMENT.

11.5 This AGREEMENT shall be governed by the laws of the State of New Mexico, U.S.A. The English version shall control all interpretation and construction of this AGREEMENT.

11.6 This AGREEMENT and its attachments represent the entire understanding of the parties with respect to the purchase, marketing, and sale by DISTRIBUTOR of the PRODUCTS. All prior understandings and agreements between the parties are merged herein. This AGREEMENT may not be modified in any respect except in writing signed by both parties hereto.

11.7 Any dispute regarding the interpretation or implementation of this AGREEMENT shall be decided by arbitration pursuant to the procedure of the American Arbitration Association in the State of New Mexico. The prevailing party will be entitled to the payment of its attorney's fees by the other party.

11.8 The following exhibits are attached to the present AGREEMENT, of which Exhibits No.1, No. 2, No. 3 and No. 4 are fully valid parts.

         EXHIBIT No.1:  SOLIDARITY DECLARATION WRITTEN IN Chinese and
                        English issued by Beijing Pacific Caltech Science & Technology Development Company Ltd.

                          in favor of CALTECH

         EXHIBIT No.2:  PRICE LIST AND COMPLEMENTS

         EXHIBIT No.3:  PURCHASE ORDER 020628 ISSUED BY CALTECH

         EXHIBIT No.4:  SUPPLY OF 1-USE DISPOSABLES AND CARTRIDGES

12.0     SPECIAL AND ONE TIME ISSUES

12.1 After or together with the signing this agreement, DISTRIBUTOR shall place to CRI an Order as stated in EXHIBIT 3, including 750 new LASETTE 2.

12.2 The Sales forecast for the 12 month JULY 2002 until JUNE 2003, as defined in Article 2.7, will be 1000 Lasettes 2, including the inventory being taken over from the former distributor.

12.3 CRI will make all the necessary efforts and take all the steps reasonably possible - whilst DISTRIBUTOR accepts take over - the stock of LASETTE 2 presently existing at the former Distributor, estimated at 250 LASETTE 2. The price to be paid is for now assumed at COST plus 5%. If the quantity is less than 250 units, the balance will be ordered to CRI at the prices as Exhibit 3. The implementation of this Article will be agreed in due time.

12.4 The sales forecast for the 12 months JULY 2003 until June 2004, as defined in article 2.7, will be up to 4000 LASETTE 2, but DISTRIBUTOR guarantees the purchase of 1500 units, but will incur in all possible effort to increase this figure to 2000,

12.5 The procurement, pricing and distribution policy for Disposables is treated in EXHIBIT No. 4

12.6 DISTRIBUTOR will immediately stop the sales of multi-use cartridges to HOSPITALS and other customers using the LASETTE on several persons and offer such CUSTOMERS who already have such cartridges to substitute them at the rate of 100 (1-use) disposables per cartridge. Non compliance with this article or continued supplies of cartridges to Hospitals will be considered a most serious infringement of the AGREEMENT.. No warranty will be valid for Hospitals and similar using original or counterfeits cartridges or counterfeits Disposables.

IN WITNESS WHEREOF, the parties hereto have cause this AGREEMENT to be duly executed the day and year first above written.

/S/ Oton M. Tisch

----------------------------------------        CELL ROBOTICS, INC.


/S/ Henry Y. Hau

----------------------------------------        CALIFORNIA CALTECH INC.